Exhibit 2(k)(4)

FORM OF TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of [            , 2011] (the “Effective Date”) by and between Apollo Global Management, LLC, a Delaware limited liability company (the “Licensor”), and Apollo Senior Floating Rate Fund Inc., a corporation organized under the laws of the State of Maryland (“Corporation”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensor is the owner of the trade name “APOLLO” (the “Licensed Mark”) throughout the world (the “Territory”) for services including investment advisory services.

WHEREAS, Corporation is a newly organized closed-end management company registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, pursuant to that certain investment advisory and management agreement dated as of [DATE] between Apollo Credit Management, LLC, an affiliate of Licensor, and Corporation (the “Advisory Agreement”), Corporation has engaged Apollo Credit Management, LLC to act as the investment adviser to the Corporation; and

WHEREAS, Corporation desires to use the Licensed Mark in connection with the operation of its business (the “Corporation Services”), and Licensor is willing to permit Corporation to use the Licensed Mark solely in conjunction with the Corporation Services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Corporation, and Corporation hereby accepts from Licensor, a personal, worldwide, non-exclusive, royalty-free right and license to use the Licensed Mark solely and exclusively (a) as an element of Corporation’s own company name, (b) in connection with the Corporation, and (c) in conjunction with the Corporation Services. Except as provided above, neither Corporation nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion.

(a) The Licensed Mark shall remain the exclusive property of Licensor and nothing in this Agreement shall give Corporation any right or interest in the Licensed Mark except the license expressly granted in this Agreement.

(b) Corporation shall not use the Licensed Mark or any similar trademarks, service marks or trade names for any services other than the Corporation Services, and Corporation shall not use the Licensed Mark or any similar trademarks, service marks or trade names except pursuant to this Agreement.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with Corporation’s business in any manner.

ARTICLE 2

OWNERSHIP

2.1 Ownership. Corporation acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor. Corporation shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Mark.

2.2 Goodwill. All goodwill and reputation generated by Corporation’s use of the Licensed Mark shall inure to the benefit of Licensor. Corporation shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

ARTICLE 3

COMPLIANCE

3.1 Quality Control. In order to preserve the inherent value of the Licensed Mark, Corporation agrees to use reasonable efforts to ensure that it maintains the quality of the Corporation’s business and the operation thereof equal to the standards prevailing in the operation of Licensor’s and Corporation’s business as of the date of this Agreement. Corporation further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to Corporation from time to time in writing, or as may be agreed to by Licensor and Corporation from time to time in writing.

(a) From time to time as requested by Licensor, Corporation shall make available to Licensor, at Corporation’s expense, a sample of all materials produced by Corporation showing Corporation’s use of the Licensed Mark in conjunction with the Corporation Services, for the purpose of inspecting the quality of such material.

(b) If Licensor reasonably determines that any material aspect of the Corporation Services or Corporation’s use of the Licensed Mark in conjunction with the Corporation Services does not comply with Licensor’s quality standards or is otherwise in violation of this Agreement, then Licensor shall notify Corporation in writing specifying such deficiencies in reasonable detail, and Corporation must use all reasonable endeavors to correct such deficiencies within a reasonable time and at Corporation’s cost.

3.2 Registration. Corporation shall, at Licensor’s expense, execute any and all documents necessary and sufficient to permit Licensor to register the Licensed Mark in conjunction with the Corporation Services throughout the world.

3.3 Compliance With Laws. Corporation agrees that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by Corporation to comply with such law, rules, regulations or requirements.

3.4 Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark in the Territory.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a) Due Authorization. Such party is a corporation duly incorporated and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement shall expire (i) upon expiration or termination of the Advisory Agreement; (ii) immediately if Apollo Credit Management, LLC ceases to serve as investment adviser to Corporation; or (iii) by Licensor or Corporation upon sixty (60) days’ written notice to the other party.

5.2 Upon Termination. Upon expiration or termination of this Agreement, all rights granted to Corporation under this Agreement with respect to the Licensed Mark shall cease, and Corporation shall immediately discontinue use of the Licensed Mark. For [    ] months following termination of this Agreement, Corporation shall specify on all public-facing materials in a prominent place and in prominent typeface that Corporation is no longer operating under the Licensed Mark and is no longer associated with Licensor.

ARTICLE 6

MISCELLANEOUS

6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2 Independent Contractor. Other than as specifically provided in this Agreement, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Licensor:	If to Corporation:

Apollo Global Management, LLC	Apollo Senior Floating Rate Fund Inc.
9 West 57th Street	9 West 57th Street
New York, NY 10019	New York, NY 10019
Tel. No.: (212) 515-3200	Tel. No.: (212) 515-3200
Attn: Jessica Lomm	Attn: Joseph D. Glatt

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law rules. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

Apollo Global Management, LLC

By:	AGM Management, LLC its Manager

By:	BRH Holdings GP, Ltd. its Sole Member

By:

Name
Title:

CORPORATION:

Apollo Senior Floating Rate Fund Inc.

By:

Name:
Title: